Net investment income distributions and capital gains distributions are determined in accordance with income tax regulations that may differ from accounting principles generally accepted in the United States of America. A fund is required to make distributions of any income and gains realized in the prior fiscal year. If a fund has a net investment loss or realized losses in the current year, such distributions may be in excess of the Fund's cumulative income and/or gains. However, a distribution in excess of net investment income or a distribution in excess of net realized gain is not a return of capital for tax purposes. These differences are due to differing treatments for items such as deferral of wash sales, foreign currency transactions, net operating losses and capital loss carryovers. Permanent items identified in the period ended June 30, 2016, have been reclassified among the components of net assets as follows:

	Undistributed	Undistributed	Paid-In
	Net Investment	Net Realized	Capital
	Income	Gain/(Loss)
Janus Henderson Emerging Markets Managed Volatility Fund	($16,972)	$16,966	$6
Janus Henderson Global Income Mangaged Volatility Fund	$53,400	($53,400)	$0
Janus Henderson International Managed Volatility Fund	$214,752	($214,752)	$0
Janus Henderson U.S. Managed Volatility Fund	$17,986	$24,113,477	($24,131,463)
Janus Henderson Adaptive Global Allocation Fund	$72,828	($185,660)	$112,832
Janus Henderson Diversified Alternatives Fund	$2,151,600	($2,339,058)	$187,458
Janus Henderson Flexible Bond Fund	$34,643,165	($34,643,165)	$0
Janus Henderson Global Allocation Fund - Conservative	($157,936)	($756,149)	$914,085
Janus Henderson Global Allocation Fund - Growth	($113,282)	($423,809)	$537,091
Janus Henderson Global Allocation Fund - Moderate	($158,409)	($778,620)	$937,029
Janus Henderson Global Bond Fund	($3,403,691)	$11,545,240	($8,141,549)
Janus Henderson Global Unconstrained Bond Fund	$36,955,737	($35,580,736)	($1,375,001)
Janus Henderson Government Money Market Fund	$0	$0	$0
Janus Henderson High-Yield Fund	$137,454	($137,454)	$0
Janus Henderson Money Market Fund	$3,209	$0	($3,209)
Janus Henderson Multi-Sector Income Fund	$465,880	($648,590)	$182,710
Janus Henderson Real Return Fund	$5,095	($3,639)	($1,456)
Janus Henderson Short-Term Bond Fund	$691,367	($691,367)	$0
Janus Henderson Large Cap Value Fund	($589,292)	($1,472,241)	$2,061,533
Janus Henderson Mid Cap Value Fund	($10,196,592)	($16,761,818)	$26,958,410
Janus Henderson Select Value Fund	($332,299)	$332,299	$0
Janus Henderson Small Cap Value Fund	($3,577,321)	($16,431,676)	$20,008,997
Janus Henderson Value Plus Income Fund	$58,908	($218,913)	$160,005
Janus Henderson All Asset Fund	$204,499	($204,499)	$0
Janus Henderson Dividend & Income Builder Fund	$3,044	($3,044)	$0
Janus Henderson International Long/Short Equity Fund	$910,361	($910,361)	$0
Janus Henderson Strategic Income Fund	($518,894)	$18,533,618	($18,014,724)